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                                                                    Exhibit 5.11


                        [TOMOTSUNE & KIMURA LETTERHEAD]




                                                               December 19, 2002

HERBALIFE INTERNATIONAL, INC. AND
EACH OF THE GUARANTORS OF THE SERIES B NOTES

C/O HERBALIFE INTERNATIONAL, INC.
1800 CENTURY PARK EAST
LOS ANGELES, CALIFORNIA

CHADBOURNE & PARKE LLP
30 ROCKEFELLER PLAZA
NEW YORK, NY 10112

Ladies and Gentlemen:

     We have acted as Japanese counsel to Herbalife International, Inc. (the "Issuer") and Herbalife of Japan K.K. ("Herbalife Japan") in connection with the offer to exchange (the "Exchange Offer") the Issuer's 11 3/4% Series B Senior Subordinated Notes due 2010 (the "Series B Notes"), for an equal principal amount of the Issuer's outstanding 11 3/4% Series A Senior Subordinated Notes due 2010 (the "Series A Notes"), and in connection with the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement (NO. 333-101188)") filed with the Securities and Exchange Commission by the Registrants for the purpose of registering the Series B Notes and the guarantee by Herbalife Japan of the Issuer's obligations under the Series B Notes (the "Guarantee") under the Securities Act of 1933, as amended (the "Act"). The Series A Notes have been, and the Series B Notes and the Guarantee will be, issued pursuant to an Indenture, dated as of June 27, 2002, between WH Acquisition Corp. (whose obligations were assumed by the Issuer upon the consummation of the merger of the Issuer with WH Acquisition Corp.), the Guarantors and The Bank of New York, as trustee (the "Trustee"), as supplemented by the Supplemental Indenture dated as of July 31, 2002 (the "Indenture"). Unless otherwise defined herein, terms defined in the Prospectus are used herein as defined therein.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and
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such certificates or comparable documents of public officials, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

     (1) Herbalife Japan is validly existing under the laws of Japan;

     (2) Herbalife Japan has all corporate power and authority under the laws of Japan to execute, deliver and perform its obligations under the Note Documents;

     (3) each of the Note Documents has been duly authorized, executed and delivered by Herbalife Japan under the laws of Japan; and

     (4) assuming the due authorization, execution and delivery by the Trustee of the Indenture and assuming the due authorization, execution and delivery of the Guarantee and the Indenture by Guarantors other than Herbalife Japan, the Guarantee will constitute valid and legally binding obligations of Herbalife Japan, entitled to the benefits of the Indenture and enforceable against Herbalife Japan in accordance with their terms.

     The foregoing opinion is limited to matters of the laws of Japan, and we express no opinion herein as to any matter of law other than the laws of Japan.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (NO. 333-101188).



                                     Yours faithfully,